   As filed with the Securities and Exchange Commission on December 15, 2006

                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  METLIFE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    13-4075851
 (State or other jurisdiction of           (I.R.S. employer identification no.)
 incorporation or organization)

                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

    NEW ENGLAND FINANCIAL CALIFORNIA TOP PRODUCER INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

                             James L. Lipscomb, Esq.
                  Executive Vice President and General Counsel
                                  MetLife, Inc.
                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF SECURITIES TO       AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
     BE REGISTERED             REGISTERED               SHARE(1)               PRICE(2)           REGISTRATION FEE
  Obligations Under            $1,000,000                 100%               $1,000,000                $107.00
 MetLife Senior Partners
      Deferred
 Compensation Plan

(1) The Obligations Under the New England Financial California Top Producer Incentive Compensation Plan (the "Obligations") are unsecured general obligations of MetLife, Inc. to pay deferred compensation in accordance with the terms of the New England Financial California Top Producer Incentive Compensation Plan.

(2)   Estimated solely for the purpose of determining the registration fee.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by MetLife, Inc. (the "Company") are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended December 31, 2005; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and the Company's current reports on Form 8-K filed on January 10, 2006, January 20, 2006, February 9, 2006, February 22, 2006, March 24, 2006, April 27, 2006, June 1, 2006, July 7, 2006, July 20, 2006,
July 31, 2006, August 15, 2006, September 12, 2006, October 23, 2006,
October 30, 2006, November 20, 2006, December 6, 2006 and December 14, 2006.

      All documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES

     Under the New England Financial California Top Producer Incentive Compensation Plan (the "Plan"), the Company will credit deferred compensation to the account of eligible participants in an amount equal to a percentage of certain commissions, as determined by the Plan Administrator in its sole discretion. The Plan Administrator may determine the eligible participants to whom amounts are to be credited from among those persons having certain business relationships with New England Life Insurance Company who reside in or have their regular business addresses in California, with reference to satisfaction of certain sales production criteria, among other factors, or otherwise in its sole discretion. The Plan Administrator may credit such amounts on a basis other than such commissions if it finds it impractical, inconvenient, or contrary to the interest of any affiliate of the Company to utilize such commissions formula.

     Compensation deferred under the Plan generally vests, in whole or in part, upon the participant's satisfaction of certain performance criteria in any three of the five calendar years beginning with the calendar year in which the deferred compensation was credited, provided the participant remains continuously an agent, managing partner or control group agent or control group member, all as provided in the Plan, through the earlier of April 1 of the fifth calendar year after the year deferred compensation was credited or the date of participant's retirement. All compensation deferred under the Plan, whether vested or not, is automatically forfeited by the participant in the event of termination of the participant's agency relationship with New England Life Insurance Company or any affiliate for breach of the participant's duties or similar reasons as determined by the Plan Administrator. Neither the Plan Administrator nor the Company nor any of its affiliates has any obligation to seek a refund of any employment taxes withheld for deferred amounts that have been forfeited.

     The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred amounts in the future in accordance with the terms of the Plan, and will rank equal in right of payment to other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

      The Plan is administered by a Plan Administrator. The Plan Administrator may amend, suspend or terminate the Plan at any time, except that no such amendment, suspension or termination shall reduce the amount of the deferred accounts of a Participant as of the date of such amendment, suspension or termination.

      The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

     Each Obligation will be payable in a single lump sum on the first date after the first month following the later of the participant reaching age 65 or the vesting of the deferred compensation. If the Plan Administrator offers the participant the opportunity to elect and the participant so elects in accordance with certain legal criteria, the deferred compensation shall be payable beginning on the first day of the month following the participant reaching age 70 and in the number of annual payments, up to 10, elected by the participant. The Obligations will be denominated and be payable in United States dollars.

     A participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution. Payments due after the death of the participant are made to the beneficiary designated by the participant under the Plan, or if there has been no designation, to the participant's estate.

     The value of a participant's deferred compensation account will generally be adjusted to reflect the simulated investment performance of the MetLife SIP Fixed Income Fund and/or one or more securities or other savings or investment vehicle used as a reference for that purpose under the Plan (the "Investment Tracking Funds") selected by the participant for such purpose. The simulated investment performance will be on a total return basis, giving effect to increases or decreases in value of the selected Investment Tracking Funds plus dividends, if any, on a reinvested basis, as if the deferred compensation had actually been invested in that Investment Tracking Fund.

      The primary source of the Company's liquidity is dividends it receives from its insurance subsidiaries. The Company's insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is based on the surplus to policyholders as of the immediately preceding calendar year and statutory net gain from operations for the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which the Company conducts business, differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences relate to the treatment of deferred policy acquisition costs, certain deferred income taxes, required investment reserves, reserve calculation assumptions, goodwill and surplus notes.

     The maximum amount of dividends which can be paid to the Company by subsidiaries Metropolitan Life, MetLife Insurance Company of Connecticut ("MICC", formerly The Travelers Insurance Company), Metropolitan Property and Casualty Insurance Company and Metropolitan Tower Life Insurance Company ("MTL"), in 2006, without prior regulatory approval, is $863 million, $0 million, $178 million and $85 million, respectively. In the third quarter of 2006, after receiving regulatory approval from the Connecticut Commissioner of Insurance, MICC paid a $917 million dividend to the Company. MetLife Mexico S.A. also paid $116 million in dividends to the Company. During the nine months ended September 30, 2006, no other subsidiaries paid dividends to the Company. During the fourth quarter, the Company's subsidiary, MTL, closed on the sale of Peter Cooper Village and Stuyvesant Town properties located in Manhattan, New York. A portion of such proceeds, approximately $2.3 billion, was dividended to the Company for general corporate uses.

      Liquidity is also provided by a variety of both short-term and long-term instruments, commercial paper, medium- and long-term debt, capital securities and stockholders' equity. The diversity of the Company's funding sources enhances funding flexibility and limits dependence on any one source of funds and generally lowers the cost of funds. Other sources of the Company's liquidity include programs for short- and long-term borrowing, as needed.

      The Company is subject to risk-based and leverage capital guidelines issued by the federal banking regulatory agencies for banks and financial holding companies. The federal banking regulatory agencies are required by law to take specific prompt corrective actions with respect to institutions that do not meet minimum capital standards.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Obligations will be passed upon for the Company by Richard S. Collins, Esq., Chief Counsel - General Corporate of the Company. Mr. Collins owns shares of the Company's common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The Board of Directors, by a majority vote of a quorum of disinterested directors, or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

      If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify, to the same extent allowed for the Company's directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was the Company's employee or agent, or is or was serving at the Company's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT
 NUMBER                               DESCRIPTION
   4.1      New England Financial California Top Producer Incentive
            Compensation Plan.

   5 Opinion of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company, regarding the legality of the securities registered hereunder.

   23.1     Consent of Independent Registered Public Accounting Firm.

   23.2 Consent of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company (included in Exhibit 5).

   24 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS

A. The undersigned Company hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement;

            (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of December, 2006.

                                      METLIFE, INC.

                                      By: /s/ C. Robert Henrikson
                                          -----------------------------------
                                          Name: C. Robert Henrikson
                                          Title: Chairman and Chief Executive
                                          Officer

      Each person whose signature appears below hereby authorizes and appoints
C. Robert Henrikson, James L. Lipscomb, Anthony J. Williamson or any of them, as such person's attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below (i) any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and (ii) any and all other instruments which any of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act of 1933, the rules, regulations and requirements of the Securities and Exchange Commission and Blue Sky or other state securities laws and regulations, as fully as such person could do in person, hereby verifying and confirming all that such attorneys-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               NAME                               TITLE                     DATE
/s/ C. Robert Henrikson
-----------------------------------              Chairman,            December 12, 2006
C. Robert Henrikson                     Chief Executive Officer and
                                                 Director

/s/ Curtis H. Barnette
-----------------------------------              Director             December 12, 2006
Curtis H. Barnette

/s/ Burton A. Dole, Jr.
-----------------------------------              Director             December 12, 2006
Burton A. Dole, Jr.

               NAME                               TITLE                     DATE

___________________________________             Director              December 12, 2006
Cheryl W. Grise



___________________________________             Director              December 12, 2006
James R. Houghton



___________________________________             Director              December 12, 2006
Harry P. Kamen


/s/ Helene L. Kaplan
___________________________________             Director              December 12, 2006
Helene L. Kaplan


/s/ John M. Keane
___________________________________             Director              December 12, 2006
John M. Keane


/s/ James M. Kilts
___________________________________             Director              December 12, 2006
James M. Kilts


/s/ Charles M. Leighton
___________________________________             Director              December 12, 2006
Charles M. Leighton


/s/ Sylvia M. Mathews
___________________________________             Director              December 12, 2006
Sylvia M. Mathews


/s/ Hugh B. Price
___________________________________             Director              December 12, 2006
Hugh B. Price


/s/ Kenton J. Sicchitano
___________________________________             Director              December 12, 2006
Kenton J. Sicchitano

               NAME                               TITLE                     DATE

/s/ William C. Steere, Jr.
___________________________________              Director             December 12, 2006
William C. Steere, Jr.


/s/ William J. Wheeler
___________________________________    Principal Financial Officer    December 12, 2006
William J. Wheeler


/s/ Joseph J. Prochaska
___________________________________    Principal Accounting Officer   December 12, 2006
Joseph J. Prochaska

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                              DESCRIPTION
  4.1       New England Financial California Top Producer Incentive
            Compensation Plan.

  5 Opinion of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company, regarding the legality of the securities registered hereunder.

  23.1      Consent of Independent Registered Public Accounting Firm.

  23.2 Consent of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company (included in Exhibit 5).

  24 Power of Attorney (included on the signature page to this Registration Statement).

                                       9